Exhibit 99.1

Anworth Announces Quarterly Preferred Dividends; Increase to Series B Preferred Stock Conversion Rate; And Share Repurchase Program Activity

SANTA MONICA, Calif.--(BUSINESS WIRE)--July 9, 2010--Anworth Mortgage Asset Corporation (NYSE:ANH) announced today that, in accordance with the terms of Anworth’s 8.625% Series A Cumulative Preferred Stock, or Series A Preferred Stock, the board of directors declared a Series A Preferred Stock dividend of $0.539063 per share for the third quarter of 2010. The Series A Preferred Stock dividend is payable on October 15, 2010 to holders of record of Series A Preferred Stock as of the close of business on September 30, 2010. The dividend reflects the accrual from July 1, 2010 through September 30, 2010, or 90 days of a 360-day year.

Also, in accordance with the terms of Anworth’s 6.25% Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock, the board of directors declared a Series B Preferred Stock dividend of $0.390625 per share for the third quarter of 2010. The Series B Preferred Stock dividend is payable on October 15, 2010 to holders of record of Series B Preferred Stock as of the close of business on September 30, 2010. The dividend reflects the accrual from July 1, 2010 through September 30, 2010, or 90 days of a 360-day year.

As previously announced, on June 30, 2010, the board of directors declared a quarterly common stock dividend of $0.25 per share, which is payable on July 27, 2010 to holders of record of common stock as of the close of business on July 9, 2010. When Anworth pays a cash dividend during any quarterly fiscal period to its common stockholders in an amount that results in an annualized common stock dividend yield greater than 6.25% (the dividend yield on the Series B Preferred Stock), the conversion rate on the Series B Preferred Stock is adjusted based on a formula specified in the Series B Preferred Stock prospectus supplement (and also available on the “Series B Pfd. Stock Conversion” page of Anworth’s web site at http://www.anworth.com). As a result of this dividend, the conversion rate will increase from 3.2317 shares of Anworth’s common stock to 3.2990 shares of its common stock effective July 12, 2010.

On February 1, 2010, we announced that our board of directors had authorized a share repurchase program, permitting us to acquire 5,850,000 shares of our common stock, or approximately 5% of our total shares of common stock outstanding. The shares are to be acquired at prevailing prices through open market transactions. The manner, price, number and timing of these share repurchases are subject to market conditions and applicable SEC rules. During the three months ended June 30, 2010, we repurchased a total of 2,547,616 shares at a weighted average price of $6.46 per share under this repurchase program. From February 1, 2010 through June 30, 2010, we repurchased an aggregate of 3,060,616 shares at a weighted average price of $6.52 per share under this repurchase program.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust which invests primarily in securities guaranteed by U.S. Government-sponsored agencies, such as Fannie Mae, Freddie Mac or Ginnie Mae. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. The Company’s common stock is traded on the New York Stock Exchange under the symbol ANH.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, certain Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman
(310) 255-4438 or (310) 255-4493
jhillman@anworth.com
http://www.anworth.com